Exhibit (d)(3)

                  AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

     This Amendment, dated and effective as of May 8, 2001, is made and entered into by and between Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland corporation (the "Company"), and Bailard, Biehl & Kaiser, Inc., a California corporation (the "Adviser").

     WHEREAS, the Company and the Adviser have previously entered into an Investment Management Agreement dated as of October 1, 1993, as amended through December 19, 2000 (together with the side letter from the Adviser dated September 5, 1997, the "Investment Management Agreement");

     WHEREAS, the Company has established two additional series of shares, the Bailard, Biehl & Kaiser Enhanced Growth Fund (the "Growth Fund") and the Bailard, Biehl & Kaiser Cognitive Value Fund (the "Value Fund"), and desires to appoint the Adviser to manage the Growth Fund and Value Fund in accordance with
Section 1(b) of the Investment Management Agreement;

     WHEREAS, the Company and the Adviser wish to amend Appendix A of the Investment Management Agreement to specify the compensation payable to the Adviser for managing the Growth Fund and the Value Fund;

     NOW, THEREFORE, the parties agree as follows:

     1. The Company hereby appoints the Adviser to act as adviser and investment manager to the Growth Fund and the Value Fund, and the Adviser hereby accepts such appointment, upon the terms set forth in the Investment Management Agreement (except for the provisions of Section 4(c), which shall not apply to the Growth Fund or the Value Fund).

     2. Appendix A is amended to read in full as follows:

                                   APPENDIX A
                       to Investment Management Agreement

               EQUITY FUND:    0.95% of average daily net assets

               BOND FUND:      0.60% of average daily net assets

               GROWTH FUND:    0.75% of average daily net assets

               VALUE FUND:     0.75% of average daily net assets

     3. In all other respects, the Investment Management Agreement is affirmed without change.

     IN WITNESS WHEREOF, the parties have executed this Amendment with intent to be bound hereby.


BAILARD, BIEHL & KAISER                 BAILARD, BIEHL & KAISER, INC.
INTERNATIONAL FUND GROUP, INC.


By:  Peter M. Hill                      By:  Barbara V. Bailey

Its: Chairman                           Its: Executive Vice President

                                        2